Exhibit 5.1

October 10, 2025

Acuren Corporation

200 South Park Road, Suite 350

Hollywood, Florida 33021

Re: Acuren Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Acuren Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by the selling stockholder named therein of up to 20,833,333 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 17,708,333 shares of Common Stock (the “Shares”) issued pursuant to a securities purchase agreement, dated October 5, 2025 (the “Purchase Agreement”) and (ii) 3,125,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of a pre-funded warrant issued on October 7, 2025 (the “Pre-Funded Warrant”) pursuant to the Purchase Agreement.

In rendering the opinion set forth below, we have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized, and when issued and delivered upon the valid exercise of the Pre-Funded Warrant in accordance with its terms, including, without limitation, the payment in full of the exercise price thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Yours very truly,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law

401 East Las Olas Boulevard | Suite 2000 | Ft. Lauderdale, Florida 33301 | T +1 954.765.0500